Exhibit 99.1

Animal Health International, Inc. and Subsidiaries

Consolidated Financial Report
June 30, 2014

McGladrey

Assurance ▪ Tax ▪ Consulting

Table of Contents

Independent Auditor’s Report	1

Consolidated Financial Statements

Consolidated Balance Sheets	2-3

Consolidated Statements of Income	4

Consolidated Statements of Comprehensive Income	5

Consolidated Statements of Shareholders’ Equity	6

Consolidated Statements of Cash Flows	7-8

Notes to Consolidated Financial Statements	9-27

McGladrey LLP

Independent Auditor’s Report

To the Board of Directors

Animal Health International, Inc.

Greeley, Colorado

Report on the Consolidated Financial Statements

We have audited the accompanying consolidated financial statements of Animal Health International, Inc. and its subsidiaries which comprise the consolidated balance sheets as of June 30, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity and cash flows for the years then ended and the related notes to the consolidated financial statements.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Animal Health International, Inc. and its subsidiaries as of June 30, 2014 and 2013, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Denver, Colorado

September 30, 2014

Member of the RSM International network of Independent accounting, tax and consulting firms.

Animal Health International, Inc. and Subsidiaries

Consolidated Balance Sheets

June 30, 2014 and 2013

(dollars in thousands, except share amounts)

Assets	2014	2013
Current Assets
Cash and cash equivalents	$17,639	$10,969
Trade receivables, net	132,662	114,959
Other receivables	13,556	9,809
Related party notes receivable	—	31
Inventories, net	189,786	198,466
Income taxes receivable	1,350	1,617
Deferred tax assets	1,715	1,600
Equity method investment, held for sale	4,169	—
Other current assets	6,257	6,778

Total current assets	367,134	344,229

Property and Equipment, net	31,532	28,202

Intangible Assets, net	109,564	114,864

Goodwill	91,285	91,378

Equity Method Investments	13,562	16,253

Debt Issuance Costs, net, and Other Long-Term Assets	3,399	3,796

	$616,476	$598,722

See Notes to Consolidated Financial Statements.

Liabilities and Shareholders’ Equity	2014	2013
Current Liabilities
Line of credit	$165,000	$161,426
Trade accounts payable	118,318	120,701
Excess of outstanding checks over bank balances	15,329	18,048
Accrued expenses and other liabilities	14,213	11,601

Total current liabilities	312,860	311,776

Deferred Tax Liabilities	48,324	47,824

Commitments and Contingencies (Note 6)

Shareholders’ Equity
Convertible preferred stock, no par value; 50,000,000 shares authorized; 22,575,754 Series A shares issued and outstanding; total liquidation preference of outstanding stock 2014: $146,439; 2013: $136,622	—	—
Common stock, voting, no par value; 88,000,000 shares authorized; 32,344,498 shares issued and outstanding	—	—
Common stock, non-voting, no par value; 12,000,000 shares authorized; 2014: 3,689,030; 2013: 3,703,795 shares issued and outstanding	—	—
Additional paid-in capital	128,532	126,933
Retained earnings	128,283	113,306
Accumulated other comprehensive loss	(1,523)	(1,117)

	255,292	239,122

	$616,476	$598,722

Animal Health International, Inc. and Subsidiaries

Consolidated Statements of Income

Years Ended June 30, 2014 and 2013

(dollars in thousands)

	2014	2013

Net sales	$1,389,535	$1,308,879

Cost of sales	1,167,749	1,095,197

Gross profit	221,786	213,682

Operating expenses:
Wages, compensation and benefits	100,888	97,927
General and administrative	27,705	27,407
Occupancy, equipment and communications	16,655	16,648
Marketing and advertising	3,033	1,971
Freight and shipping	20,539	19,055
Supplies	5,371	4,840
Bad debt expense	320	264
Restructuring expenses	1,600	3,052
Depreciation and amortization	17,050	16,529
Impairment of goodwill	—	11,546

Total operating expenses	193,161	199,239

Operating income	28,625	14,443

Other income (expense):
Interest expense, net	(5,228)	(5,731)
Income from equity method investments	1,343	413
Miscellaneous expense	(392)	(399)

Total other expense	(4,277)	(5,717)

Income before taxes	24,348	8,726

Provision for income taxes	9,366	4,338

Net income	$14,982	$4,388

See Notes to Consolidated Financial Statements.

Animal Health International, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

Years Ended June 30, 2014 and 2013

(dollars in thousands)

	2014	2013

Net income	$14,982	$4,388

Other comprehensive loss, foreign currency translation adjustment	(406)	(853)

Total comprehensive income	$14,576	$3,535

See Notes to Consolidated Financial Statements.

Animal Health International, Inc. and Subsidiaries

Consolidated Statements of Shareholders’ Equity

Years Ended June 30, 2014 and 2013

(dollars in thousands, except share amounts)

	Series A Preferred Stock		Voting Common Stock		Non-Voting Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Shareholders’ Equity
	Shares	Amount	Shares	Amount	Shares	Amount

Balance, June 30, 2012	22,575,754	$—	32,344,498	$—	4,018,995	$—	$125,583	$110,366	$(264)	$235,685
Repurchase of stock	—	—	—	—	(315,200)	—	(187)	(1,448)	—	(1,635)
Stock-based compensation	—	—	—	—	—	—	1,537	—	—	1,537
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(853)	(853)
Net income	—	—	—	—	—	—	—	4,388	—	4,388

Balance, June 30, 2013	22,575,754	—	32,344,498	—	3,703,795	—	126,933	113,306	(1,117)	239,122
Repurchase of stock	—	—	—	—	(14,765)	—	(56)	(5)	—	(61)
Stock-based compensation	—	—	—	—	—	—	1,655	—	—	1,655
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	(406)	(406)
Net income	—	—	—	—	—	—	—	14,982	—	14,982

Balance, June 30, 2014	22,575,754	$—	32,344,498	$—	3,689,030	$—	$128,532	$128,283	$(1,523)	$255,292

See Notes to Consolidated Financial Statements.

Animal Health International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended June 30, 2014 and 2013

(dollars in thousands)

	2014	2013
Cash Flows from Operating Activities
Net income	$14,982	$4,388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property and equipment	10,891	10,452
Amortization of intangible assets	5,131	5,082
Amortization of debt issuance costs	1,028	995
Bad debt expense	320	264
Stock-based compensation	1,655	1,537
Deferred taxes	396	(1,039)
Gain on disposition of property and equipment	(235)	(472)
Income from equity method investments	(1,343)	(413)
Impairment of goodwill	—	11,546
Net changes in operating assets and liabilities, net of acquisition:
Trade and other receivables, net	(21,889)	14,601
Inventories, net	8,519	2,112
Income taxes receivable	267	3,549
Other current assets	(33)	(107)
Other long-term assets	21	10
Trade accounts payable	(2,321)	(6,790)
Accrued expenses and other liabilities	2,656	(4,995)

Net cash provided by operating activities	20,045	40,720

Cash Flows from Investing Activities
Proceeds from sale of property and equipment	1,416	1,048
Purchase of property and equipment	(14,860)	(15,599)
Repayment of related party notes receivable	31	373
Proceeds from sale of equity method investments	—	263
Acquisition of consolidated entity (net of cash acquired)	—	(2,361)
Purchase of equity method investments	(613)	(4,386)
Distributions from equity method investments	478	332

Net cash used in investing activities	(13,548)	(20,330)

Cash Flows from Financing Activities
Net borrowings (payments), line of credit	3,602	(13,038)
Excess of outstanding checks over bank balances	(2,719)	(9,212)
Repurchase of common stock	(61)	(1,635)
Payments of debt issuance costs	(653)	—

Net cash provided by (used in) financing activities	169	(23,885)

(Continued)

Animal Health International, Inc. and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

Years Ended June 30, 2014 and 2013

(dollars in thousands)

	2014	2013

Effect of exchange rate changes in cash and cash equivalents	$4	$(446)

Increase (decrease) in cash and cash equivalents	6,670	(3,941)

Cash and Cash Equivalents
Beginning of year	10,969	14,910

End of year	$17,639	$10,969

Supplemental Information
Cash paid for interest	$5,243	$5,899

Cash paid for income taxes	$8,856	$1,573

Supplemental Disclosure of Investing Activity
Net assets acquired
Working capital	$—	$196
Property and equipment	—	123
Intangible assets	—	1,852
Goodwill	—	1,279
Long-term debt	—	(33)

	—	3,417
Less equity method investment previously held	—	(1,056)

Total net assets acquired for cash	$—	$2,361

Assets held for sale reclassed from:
Property and equipment	$—	$3,370
Other long-term assets	—	(500)

	$—	$2,870

See Notes to Consolidated Financial Statements.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 1.	Nature of Business and Significant Accounting Policies

Nature of business: Animal Health International, Inc. (AHI) and its wholly-owned subsidiaries (collectively, the Company) is involved in the distribution and sale of animal health products to the agricultural and veterinary industries throughout the United States and Canada. The Company’s corporate offices are located in Greeley, Colorado.

Animal Health International, Inc.’s wholly-owned subsidiaries consist of the following companies:

Kane Veterinary Supplies, Ltd. (Kane), which distributes animal health products throughout Canada.

Hawaii Mega-Cor, Inc., which distributes animal health products in Hawaii and in certain Pacific Rim markets.

Aspen Veterinary Resources, Ltd. (Aspen) distributes animal health products under the Aspen private label name and other trademarks throughout the United States.

Advanced Veterinary Services, LLC and Indiana Animal Health, LLC provide veterinary services and sell related animal health products, primarily to swine producers in Indiana.

AVS West, Inc. provides veterinary services and sells related animal health products, primarily in the Western United States.

IAH Properties, LLC owns real estate in Wolcott, Indiana on which the operations of Advanced Veterinary Services, LLC and Indiana Animal Health, LLC are located.

Turnkey Computer Systems, LLC, which provides information technology, feedyard technology systems and accounting software for livestock producers.

A summary of significant accounting policies follows:

Basis of presentation: The Company follows accounting standards established by the Financial Accounting Standards Board (FASB) to ensure consistent reporting of financial condition, results of operation, and cash flows. References to Generally Accepted Accounting Principles (GAAP) in these footnotes are to the FASB Accounting Standards Codification (ASC or the Codification).

Principles of consolidation: The consolidated financial statements include the accounts of Animal Health International, Inc. and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of estimates: The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant judgments and estimates include allowance for doubtful accounts, inventory reserve, useful lives of property and equipment and intangible assets, valuation of deferred tax assets, accrual for incurred but not reported claims, and carrying value of intangible assets and goodwill.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Concentrations of risk: Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash and cash equivalents and trade accounts receivable. The Company typically has cash accounts in excess of Federal Deposit Insurance Corporation insurance coverage. The Company has not experienced any losses on such accounts, and management believes that the Company’s risk of loss is remote. Trade receivables credit risk is limited due to the large number of customers comprising the Company’s customer base and their dispersion across geographic areas. The Company routinely assesses the collectability of its customer receivables. The Company grants credit to its customers who are located throughout the United States and Canada.

As of June 30, 2014 and 2013, there were two vendors each that the Company purchased more than 10% of total purchases. While the Company purchases products from many vendors and there is generally more than one vendor for most animal health product categories, the Company’s concentration of aggregate purchases with key vendors is significant.

Cash and cash equivalents: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. At certain times the Company might have outstanding checks in excess of the bank balance. The Company reclassifies any individual bank balance that is negative to excess of outstanding checks over bank balances on the accompanying consolidated balance sheets.

Trade receivables: Trade receivables are carried at original invoice amount less an estimate made for doubtful accounts. The allowance for doubtful accounts is based on management’s assessment of the collectability of specific customer accounts and includes consideration of the credit worthiness and financial condition of those specific customers. The Company establishes an allowance to reduce the specific receivables to the amount that is reasonably believed to be collectible. The Company also establishes an allowance for all other trade receivables based on multiple factors including historical experience with bad debts, the general economic environment, the financial condition of the Company’s distribution channels, and the aging of such receivables. Amounts are considered past due based upon contractual terms. Accounts are written off when they are deemed uncollectible based upon management’s judgment. As of June 30, 2014 and 2013, the Company estimated the allowance for doubtful accounts to be $1,078 and $975, respectively. The Company charges interest on past due receivables.

Inventories: Inventories consist of purchased merchandise and are valued at the lower of aggregate cost (average cost method) or market. Inventories consist entirely of finished goods merchandise for resale. The Company records all purchases of inventory on FOB destination terms, which based on the Company’s purchase agreements represents when the risk of ownership passes to the Company. The Company evaluates inventory for obsolete or slow-moving items and estimates an allowance to account for cost adjustments to market. Based on management’s analysis, the allowance for obsolete and slow-moving inventory was $917 and $1,469 as of June 30, 2014 and 2013, respectively.

Property and equipment: Property and equipment is recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are amortized using the straight-line method over the lesser of the term of the lease or the estimated useful lives of the assets, as follows:

Buildings and leasehold improvements	5 - 30 years
Furniture and equipment	3 - 7 years
Computer hardware and software	2 - 5 years
Vehicles	2 - 5 years

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Goodwill and other long-lived assets: The Company, in accordance with ASC 350, Goodwill and Other Intangible Assets (ASC 350), evaluates goodwill and other intangible assets on an annual basis and between annual tests whenever events or circumstances indicate that the carrying value of the goodwill or other intangible assets may exceed its fair value. A significant amount of judgment is involved in determining if an indicator of impairment has occurred. Such indicators may include, among others; a significant decline in the Company’s expected future cash flows; a significant adverse change in legal factors or in the business climate; unanticipated competition; and slower growth rates. Any adverse change in these factors could have a significant impact on the recoverability of the Company’s goodwill and other intangible assets and could have a material impact on the Company’s consolidated financial statements.

The Company evaluates long-lived assets for impairment loss whenever events or changes in circumstances have indicated that an asset may be impaired. The carrying value of long-lived assets is considered impaired when the anticipated undiscounted cash flows from such asset is less than its carrying value. In that event, a loss would be recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. No impairment of long-lived assets was identified as of June 30, 2014 or 2013. The Company will continue to evaluate long-lived assets and other intangible assets for potential impairment based upon any changes to the Company’s operations or its operating business environment.

Goodwill represents the difference between the purchase price paid and the estimated fair values of the net assets acquired. Goodwill is not amortized, but is subject to an annual impairment test. The Company has elected to conduct its annual goodwill and indefinite-lived intangible asset impairment test as of June 30 of each fiscal year. Goodwill impairment testing is performed at the reporting unit level, equivalent to a business unit or one level below. Management has determined that there are nine reporting units.

Pursuant to the guidance in ASC 350, recoverability of goodwill is measured at the reporting unit level and consists of two steps. In the first step, the reporting unit’s carrying amount, including goodwill, is compared to its fair value, which is measured based upon, among other factors, a discounted cash flow analysis as well as market multiples for comparable companies. If the carrying amount of the reporting unit is greater than its fair value, goodwill is considered impaired and step two must be performed. Step two measures the impairment loss by comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit to all the assets and liabilities of that unit (including unrecognized intangibles) as if the reporting unit had been acquired in a business combination. The excess of fair value over the amounts allocated to the assets and liabilities of the reporting unit is the implied fair value of goodwill. The excess of the carrying amount over the implied fair value of goodwill is the impairment loss. There were no impairments noted as a result of the Company’s impairment tests performed as of June 30, 2014. During the year ended June 30, 2013, the Company recognized an impairment loss on goodwill of $11,546 (see Note 3).

Intangible assets: Intangible assets include product distribution rights, trademarks and trade names, customer lists, developed technology and private brands, as described in Note 3. Intangible assets with finite lives are amortized over their estimated useful lives between ten to fifteen years. Indefinite-lived intangible assets are not amortized but are reviewed for impairment annually on June 30, with any impairment identified charged to expense at that time. There were no impairments noted as a result of the Company’s impairment tests performed as of June 30, 2014 and 2013.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Equity method investments: The Company’s investment in its affiliates is accounted for using the equity method of accounting as the Company has a 50% or less interest in each of its affiliates and the Company has the ability to exercise significant influence over operating and financial policies of the affiliates. Under this method, the Company records its share of the income (loss) attributable to its share of the affiliate as an increase (decrease) to the investment, and reduces the investment for any actual distributions received.

The fiscal year of the affiliates end on various dates; however, the Company’s policy is to recognize the previous twelve months of net income of the affiliates as of June 30 when the Company is able to obtain affiliates’ financial information as of that date; otherwise, the Company recognizes the net income of the affiliates as of the fiscal year end dates for each affiliate.

Debt issuance costs: Debt issuance costs are capitalized and amortized using the effective interest method over the term of the related debt. Costs of $653 and $0 during the years ended June 30, 2014 and 2013, respectively, were incurred in connection with the issuance of debt and were capitalized. Debt issuance costs, net of accumulated amortization of $3,018 and $1,990, amounted to $2,610 and $2,985 as of June 30, 2014 and 2013, respectively, and are included on the accompanying consolidated balance sheets within debt issuance costs and other long-term assets. Amortization of debt issuance costs amounted to $1,028 and $995 for the years ended June 30, 2014 and 2013, respectively, and is included within depreciation and amortization on the consolidated statements of income.

Assets held for sale: The Company has various land and buildings that are being marketed for sale. Assets held for sale are recorded at the lower of their carrying amount or fair value less costs to sell. As of June 30, 2014 and 2013, the Company has recorded $2,373 and $2,870, respectively, of assets held for sale within other current assets on the accompanying consolidated balance sheets. Carrying value was determined to approximate fair value less cost to sell. Depreciation on these assets ceased at the time the decision to sell was made.

Revenue recognition: Revenues are recognized when all of the following criteria are met (a) persuasive evidence of an arrangement exists, (b) delivery has occurred and the title passes according to shipping terms, (c) the seller’s price to the buyer is fixed or determinable, and (d) collectability is reasonably assured. Most product returns from customers are returned to product manufacturers for full credit. Any losses incurred on sales returns are recognized in the period the products are returned. Provision for sales discounts is recorded at the time of sale. Revenues are presented net of sales taxes collected from retail customers and remitted to government taxing authorities.

The Company evaluates its arrangements to sell consigned inventory to determine whether revenue should be reported based on (a) the gross amount billed to a customer because it has earned revenue from the sale of the goods or services, or (b) the net amount retained (that is, the amount billed to a customer less the amount paid to a supplier) because it has earned a commission or fee. Based on the terms of each consigned inventory sales arrangement, $3,306 and $2,856 of the Company’s net sales for the years ended June 30, 2014 and 2013, respectively, was recognized on a net basis, while the remainder of consigned inventory revenue was recorded on a gross basis.

Cost of sales: Cost of sales includes the cost of inventories, net of purchase rebates, and inbound freight costs.

Rebates: Inventory rebates from vendors are recognized when estimable and probable and include inventory purchase rebates and sales-related rebates. Inventory purchase rebates received are netted into inventory while sales-related rebates are recorded as a reduction of cost of sales.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

Marketing and advertising costs: Advertising costs, net of reimbursements and cooperative advertising income, are expensed as incurred and amounted to $3,033 and $1,971 for the years ended June 30, 2014 and 2013, respectively.

Freight and shipping: Shipping and handling costs incurred by the Company, including outbound freight costs, are classified on the consolidated statements of income as freight and shipping within operating expenses. The Company also bills customers for the cost of shipping products and records this within net sales on the consolidated statement of income, which amounted to $1,635 and $1,959 for the years ended June 30, 2014 and 2013, respectively.

Foreign currency: The functional currency for the Company’s Canadian operations, Kane, is the Canadian dollar. The assets and liabilities for these operations are translated into U.S. dollars at the exchange rate in effect as of the balance sheet date. Statements of income and cash flow amounts are translated at average exchange rates prevailing during the year. The cumulative effects of translating the balance sheet accounts from the functional currencies into the U.S. dollar at the applicable exchange rates are included in accumulated other comprehensive loss. Foreign currency gains and losses are recorded in miscellaneous expense in the consolidated statements of income and historically have not been material.

Restructuring expenses: The Company incurred exit and disposal costs, consisting primarily of one-time termination benefits to employees and costs to consolidate warehouses, during the years ended June 30, 2014 and 2013 related to the acquisition of Animal Health Holdings, Inc. (Holdings) and its wholly-owned subsidiaries on June 10, 2011. The Company incurred approximately $325 and $1,300 related to one-time termination benefits during the years ended June 30, 2014 and 2013, respectively. In addition, approximately $1,275 and $1,700 was expensed to consolidate warehouses during the years ended June 30, 2014 and 2013, respectively. Cumulative restructuring costs incurred to date as of June 30, 2014 was approximately $19,628. The Company expects to incur approximately $600 in additional restructuring expenses during the year ended June 30, 2015 as the Company continues the consolidation of warehouses. The actual amount incurred could differ from this estimate. Restructuring expenses are included as a component of operating income in the accompanying consolidated statements of income.

Stock-based compensation: The Company accounts for stock-based compensation under ASC 718, Stock Compensation (ASC 718), which addresses the accounting for stock-based payment transactions in which an enterprise receives director and employee services in exchange for (a) equity instruments of the enterprise or (b) liabilities that are based on the fair value of the enterprise’s equity instruments or that may be settled by the issuance of such equity instruments. The topic requires that stock-based compensation transactions be accounted for using a fair value based model. The Company uses the Black-Scholes option pricing model to determine the fair value of stock-based awards. The Company has elected to recognize graded vesting compensation expense on a straight-line basis over the vesting term of the option.

Income taxes: Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 1.	Nature of Business and Significant Accounting Policies (Continued)

The Company applies the accounting standard on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position will be sustained upon examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest and penalties on income taxes, and accounting in interim periods. See Note 8 for further discussion.

Recent accounting pronouncements: In January 2014, the FASB issued Accounting Standards Update (ASU) 2014-02, Intangibles – Goodwill and Other (Topic 350): Accounting for Goodwill (ASU 2014-02), allowing private companies an accounting alternative for the subsequent accounting for goodwill on a straight-line basis over 10 years, or less than 10 years if the entity demonstrates that another useful life is more appropriate. An entity that elects the accounting alternative is further required to make an accounting policy election to test goodwill for impairment at either the entity level or the reporting unit level. While the ASU is effective prospectively to goodwill existing as of the beginning of the period of adoption and new goodwill recognized in annual periods beginning after December 15, 2014, early adoption is permitted. The Company is currently evaluating the impact of this guidance on the consolidated financial statements.

In March 2014, the FASB issued ASU 2014-07, Applying Variable Interest Entities Guidance to Common Control Leasing Arrangements (ASU 2014-07), allowing private companies an accounting alternative for the application of variable interest entities (VIEs) to a lessor entity if (a) the private company lessee and the lessor entity are under common control, (b) the private company lessee has a lease arrangement with the lessor entity, (c) substantially all of the activities between the private company lessee and the lessor entity are related to leasing activities, and (d) if the private company lessee explicitly guarantees or provides collateral for any obligation of the lessor entity related to the asset leased by the private company. The accounting alternative is an accounting policy election, that when elected the VIE guidance for a lessor entity under common control would not be applicable. ASU 2014-07 is effective retrospectively to all periods presented and will be effective for annual periods beginning after December 15, 2014, with early adoption permitted. The Company is currently evaluating the impact of this guidance on the consolidated financial statements.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606), requiring an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The updated standard will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective and permits the use of either a full retrospective or retrospective with cumulative effect transition method. Early adoption is not permitted. The updated standard will be effective for annual reporting periods beginning after December 15, 2017. The Company has not yet selected a transition method and is currently evaluating the effect that the updated standard will have on the consolidated financial statements.

Subsequent events: The Company has evaluated subsequent events through September 30, 2014, the date on which the consolidated financial statements were available to be issued, and management has determined that there are no such events requiring disclosure, other than those disclosed in Note 12.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 2.	Property and Equipment

Property and equipment consist of the following as of June 30, 2014 and 2013:

	2014	2013

Land, buildings and leasehold improvements	$12,800	$12,811
Furniture and equipment	40,380	31,575
Computer hardware and software	35,235	32,490
Vehicles	4,555	5,389

Total property and equipment	92,970	82,265
Less accumulated depreciation	(61,438)	(54,063)

Net property and equipment	$31,532	$28,202

Depreciation of property and equipment amounted to $10,891 and $10,452 for the years ended June 30, 2014 and 2013, respectively.

Note 3.	Goodwill and Intangible Assets

In connection with the acquisition of Turnkey Computer Systems, LLC (Turnkey) on January 1, 2013, the Company allocated $1,279 to goodwill, $1,239 to customer lists, $311 to trademarks and $302 to developed technology. The Company is amortizing the customer lists on a straight-line basis over the benefit period of 15 years ending June 2028 and the developed technology on a straight-line basis over the benefit period of 12 years ending June 2025. Goodwill is not deductible for tax purposes.

The Company’s goodwill includes $27,658 that is deductible for tax purposes. A rollforward of goodwill as of June 30, 2014 and 2013 is as follows:

	Gross	Accumulated Impairment Loss	Net

Balance, June 30, 2012	$101,787	$—	$101,787
Acquisition of Turnkey	1,279	—	1,279
Foreign currency translation adjustment	(142)	—	(142)
Impairment loss	—	(11,546)	(11,546)

Balance, June 30, 2013	102,924	(11,546)	91,378
Foreign currency translation adjustment	(93)	—	(93)

Balance, June 30, 2014	$102,831	$(11,546)	$91,285

During the year ended June 30, 2013, the Company recognized an impairment loss on goodwill of $11,546. The impairment loss relates to two reporting units and was caused by a decrease in expected cash flows. The fair values of the reporting units were determined using the income and market approaches. Fair values under the income approach were derived through the use of a discounted cash flow method while fair values under the market approach were derived through the use of the mergers and acquisitions method.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 3.	Goodwill and Intangible Assets (Continued)

Finite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives. Intangible assets consisted of the following as of June 30, 2014 and 2013:

		2014			2013
	Estimated Useful Lives	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Finite-lived intangible assets:
Product distribution rights	10 years	$1,182	$(1,182)	$—	$1,182	$(1,132)	$50
Developed technology	12 years	383	(41)	342	383	(5)	378
Trademarks and tradenames	15 years	1,500	(600)	900	1,500	(500)	1,000
Customer lists	11-15 years	62,470	(14,772)	47,698	62,470	(9,658)	52,812

		65,535	(16,595)	48,940	65,535	(11,295)	54,240

Indefinite-lived intangible assets:
Trademarks and tradenames	Indefinite			56,464			56,464
Private brands	Indefinite			4,160			4,160

				60,624			60,624

Total intangible assets				$109,564			$114,864

Estimated amortization of the finite-lived intangible assets is as follows for the years ending June 30:

2015	$5,083
2016	5,083
2017	5,083
2018	5,083
2019	5,083
Thereafter	23,525

$48,940

Amortization expense for the years ended June 30, 2014 and 2013 was $5,131 and $5,082, respectively.

Note 4.	Line of Credit

The Company has a revolving credit agreement with a financial institution with an aggregate principal amount at any time outstanding not to exceed $265 million. On March 28, 2014, the revolving credit agreement was amended to extend the maturity date to March 28, 2019. Under the terms of the revolving credit agreement, the aggregate principal amount outstanding shall not exceed $250 million for the U.S. revolving loan and $15 million for the Canadian revolving loan. The revolving credit agreement also allows for an additional $21.5 million in swingline loans. Swingline loans allow the lender to extend credit at any time during the credit term and the aggregate principal amount outstanding at any time under the swingline loans shall not exceed $20 million for U.S. swingline loans and $1.5 million for Canadian swingline loans. The agreement bears variable interest at 1.50% - 2.00% over the 30-day LIBOR (0.15% and 0.22% as of June 30, 2014 and 2013, respectively) or 0.50% over the US Alternate Borrowing Rate and 1.00% over the CDOR rate, and is payable on the first day of each January, April, July, and October and at maturity.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 4.	Line of Credit (Continued)

Amounts available under the revolving credit agreement are subject to borrowing base calculations for U.S. and Canadian operations, respectively. The borrowing base is calculated at (a) eighty-five percent (85%) of the book value of Eligible Accounts, as defined in the agreement; plus, to the extent applicable; (b) during each period of April 1 through and including September 30, the lesser of (i) seventy-five percent (75%) of the value of Eligible Inventory, as defined in the agreement, valued at the lower of cost or market on a first-in, first-out basis, or (ii) ninety percent (90%) of the value of Eligible Inventory multiplied by the then current Net Orderly Liquidation Value (NOLV) Factor, as defined in the agreement; or (c) during each period of October 1 through and including the following March 31, the lesser of (i) sixty-five percent (65%) of the value of Eligible Inventory valued at the lower of cost or market on a first-in, first-out basis or (ii) eighty-five percent (85%) of the value of Eligible Inventory multiplied by the then current NOLV Factor.

The line of credit is collateralized by the Company’s trade receivables. The outstanding balance under the line of credit amounted to $165,000 and $161,426 as of June 30, 2014 and 2013, respectively, and subject to the borrowing base, the additional maximum borrowing available under the line of credit at June 30, 2014 is $59,564. The agreement provides for certain affirmative and negative covenants relating to the Company’s fixed charge coverage ratio, limitations on additional indebtedness, investments, sales and leasebacks, swap agreements, restricted payments and transactions with affiliates. The line of credit can be repaid in whole or in part without premium or penalty.

In the event of a Cash Dominion Liquidity Event, as defined in the revolving credit agreement, all funds deposited into any lockbox or collateral deposit account during the continuance of a Cash Dominion Liquidity Event shall be swept on a daily basis and applied to the outstanding obligations. Once the Cash Dominion Liquidity Event has been cured or when all the secured obligations have been satisfied, any amounts remaining in the lockbox or collateral deposit account shall be remitted back to the Company.

Note 5.	Shareholders’ Equity

Series A Preferred Stock: In connection with its acquisition of Holdings, the Company authorized 50,000,000 preferred shares, with no par value, of which the Company designated 30,000,000 shares of 7.00% Series A Redeemable Conditional Convertible Participating Preferred Stock, no par value.

Voting rights: At any time after receipt of Regulatory Approval (as defined in the agreement), or if such Regulatory Approval is not required, the holders of shares of Series A Preferred Stock shall be entitled to vote with the holders of shares of Common Stock on all matters submitted to a vote of shareholders of the Company. Each holder of shares of Series A Preferred Stock shall be entitled to the number of votes equal to the largest number of whole shares of Common Stock into which all shares of Series A Preferred Stock held as of record by such holder could then be converted at the record date.

Dividends: No cash dividend may be declared or paid on the Common Stock during a Dividend Period unless a cash dividend is also declared and paid on the Series A Preferred Stock for such Dividend Period in an amount (the “Common Participation Amount”) equal to (a) the Per Share Amount as of the Record Date for such dividend (the “Dividend Record Date”) multiplied by (b) the amount per share distributed or to be distributed in respect of the Common Stock in connection with such cash dividend.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 5.	Shareholders’ Equity (Continued)

In addition to participation in cash dividends on Common Stock, holders of the Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock and with respect to each Dividend Period, an amount (such amount, the “Net Preferred Dividend”) equal to the Dividend Rate (7% per annum) multiplied by the Liquidation Preference (initially $5.2471) per share of Series A Preferred Stock (the “Preferred Dividend”). If and to the extent that the Company does not pay the entire Net Preferred Dividend for a particular Dividend Period in cash on the applicable Dividend Payment Date for such period, the amount of such Net Preferred Dividend not paid in cash shall be added to the Liquidation Preference in accordance with the definition thereof. Amounts payable at the Dividend Rate shall begin to accrue and be cumulative from the Original Issue Date, whether or not the Company has funds legally available for such dividends or such dividends are declared, shall compound on each Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable in arrears on the first Dividend Payment Date after such Dividend Period. Dividends that are payable on the Series A Preferred Stock on any Dividend Payment Date shall be payable to holders of record of the Series A Preferred Stock as they appear on the stock register of the Company on the Record Date for such dividend, which shall be the date 15 days prior to the applicable Dividend Payment Date.

Liquidation rights: In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of the Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Company or proceeds thereof (whether capital or surplus) available for distribution to shareholders of the Company, and after satisfaction of all liabilities and obligations to creditors of the Company, on par with each share of Parity Stock but before any distribution of such assets or proceeds is made to or set aside for the holders of Junior Stock, an amount equal to the greater of (1) the sum of (a) the Liquidation Preference per share of the Series A Preferred Stock plus (b) an amount per share equal to accrued but unpaid dividends not previously added to the Liquidation Preference from and including the immediately preceding Dividend Payment Date to but excluding the date fixed for such liquidation, dissolution or winding up of the Company and (2) the per share amount of all cash securities and other property (such securities or other property having a value equal to its fair market value as reasonably determined by the Board of Directors) to be distributed in respect of the Common Stock (assuming full exercise and conversion of all the outstanding shares of Series A Preferred Stock into Common Stock) such holder would have been entitled to receive had it converted such Series A Preferred Stock immediately prior to the date fixed for such liquidation, dissolution or winding up of the Company. To the extent such amount is paid in full to all holders of Series A Preferred Stock and all the holders of Parity Stock, the holders of Junior Stock of the Company shall be entitled to receive all remaining assets of the Company (or proceeds thereof) according to their respective rights and preferences.

The liquidation preference for Series A Preferred Stock is $146,439 and $136,622 as of June 30, 2014 and 2013, respectively, which includes cumulative preferred dividends of approximately $27,983 and $18,165, respectively, that have not been declared or accrued.

Redemption: Upon the occurrence of a “Fundamental Change” (as defined in the agreement) or the seventh anniversary of the Original Issue Date, each holder of the Series A Preferred Stock shall have the right to require the Company, in each such case, to repurchase all or any part of such holder’s Series A Preferred Stock for cash at a purchase price per share equal to 100% of the sum of (a) the Liquidation Preference per share of the Series A Preferred Stock plus (b) an amount equal to accrued but unpaid dividends not previously added to the Liquidation Preference per share on such share of Series A Preferred Stock from and including the immediately preceding Dividend Payment Date to but excluding the date of redemption.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 5.	Shareholders’ Equity (Continued)

Conversion: At any time after receipt of Regulatory Approval, to the extent required, each outstanding share of Series A Preferred Stock may be converted on any date, from time to time, at the option of the holder thereof, into the number of shares of Common Stock (the “Per Share Amount”) equal to the Initial Liquidation Preference divided by the Conversion Price (initially $5.2471, with subsequent dilution adjustments). Following the seventh anniversary of the Original Issue Date, all outstanding shares of Series A Preferred Stock that were not validly tendered to the Company for repurchase shall be automatically converted into shares of Common Stock on the redemption date specified in the redemption notice given by the Company.

Stock repurchases: The Company repurchased Series A preferred stock and voting common shares from certain shareholders at various prices ranging from $3.98 to $5.25 per share during the years ended June 30, 2014 and 2013, respectively. The repurchases are reflected in the accompanying consolidated statement of shareholders’ equity as reductions in additional paid-in capital for the amount of the original purchase price, with any excess cost over the original purchase price reducing retained earnings.

Note 6.	Commitments and Contingencies

Leases: The Company leases office and warehouse facilities on a monthly basis from partnerships that are owned by a shareholder of the Company. There are two types of leases – Type A (two leases in total) and Type B (12 leases in total). The Type A and Type B leases contain a Real Property Purchase Option Agreement between the Company and the partnerships. The Type A leases require the Company to purchase the Type A facilities upon (a) an IPO event or (b) upon the exercise of a put right by the partnership that is exercisable (i) upon the death of the shareholder, (ii) upon termination of a Type A lease, or (iii) the refusal of the Company to continue the lease of a Type A facility. The Type B leases require the Company to purchase all or any of the Type B facilities upon the exercise of a put right by the partnership that is exercisable upon the death of the shareholder. As of June 30, 2014, the Company has not terminated or refused to continue any of the Type A leases. Additionally, the partnership has not exercised the put right related to either Type A or Type B leases.

The total estimated purchase prices of the Type A facilities as of June 30, 2014 is approximately $5,000. Type B facilities would be purchased at fair value on the date of purchase. The leases have a term of 3 years, except for one Type B lease which has a 10 year term, and the leases do not contain an automatic renewal feature. The put rights held by the partnerships create a variable interest in the partnerships above. The partnerships are VIEs; however, the Company is not the primary beneficiary of the partnerships and therefore the partnerships are not consolidated in the accompanying consolidated financial statements. In December 2013, the Company entered into a lease for a warehouse facility from the partnerships. The lease has a 10 year term and is not covered by the Real Property Option Agreement. The Company has determined that it is not the primary beneficiary because the Company does not have the power to direct the activities of the VIE that most significantly impact the VIEs economic performance. The partnerships are financed solely by the shareholder through equity contributions and mortgage loans.

Rent expense to these entities amounted to $2,215 and $2,241 during the years ended June 30, 2014 and 2013, respectively. The Company also leases facilities, equipment, and vehicles from non-related entities. Total rent expense to all entities amounted to $11,688 and $11,848 during the years ended June 30, 2014 and 2013, respectively.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 6.	Commitments and Contingencies (Continued)

Following is the future minimum rental payments under non-cancelable operating leases:

Years Ending June 30,

2015	$9,571
2016	5,956
2017	4,484
2018	3,150
2019	2,417
Thereater	4,357

$29,935

Additionally, the Company has accrued $277 and $879 related to abandoned leases as of June 30, 2014 and 2013, respectively, which is included in accrued expenses and other liabilities on the accompanying consolidated balance sheets.

Letter of credit: The Company has four unused, irrevocable letters of credit with a financial institution totaling $2,591, in favor of insurance companies in connection with the Company’s insurance coverage and a guarantee of a loan from a bank to an affiliate. The guarantee period for the loan of an affiliate expires on October 15, 2014, with the maximum liability under the irrevocable letter of credit of $1,250.

The letters of credit expire at various dates through June 30, 2015, and three of the four are automatically extendable for one year from each respective future expiration date. The financial institution may cancel the letters of credit upon thirty days written notice prior to any expiration date.

Litigation: The Company is party to various claims and legal actions arising in the normal course of business. Although the ultimate outcome of these matters is not presently determinable, management believes that the resolution of all such pending matters, net of amounts accrued, will not have a material adverse affect on the Company’s business, results of operations, financial condition or cash flows; however, there can be no assurance that the ultimate resolution of these matters will not have a material impact on the Company’s results of operations in any period.

Note 7.	Stock-Based Compensation

During the year ended June 30, 2012, the Company adopted the 2011 Stock Option Plan (the Plan). The Plan provides for the granting of stock options to employees, consultants, and independent directors of the Company and its subsidiaries who perform services for the Company and its subsidiaries. A maximum of 6,000,000 shares of common stock may be awarded under the Plan. Options granted under the Plan may be either incentive or nonqualified stock options. Incentive stock options may only be granted to Company employees; nonqualified stock options may be granted to Company employees, consultants, and independent directors of the Company.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 7.	Stock-Based Compensation (Continued)

The vested portion of the stock options can be exercised during the earliest of the following: (a) with respect to a non-qualified stock option, the expiration of ten years from the grant date; (b) with respect to an incentive stock option in the case of an optionee owning, at the time the option was granted, 10% or less of the total combined voting power of all classes of stock of the Company or any Subsidiary, the expiration of ten years from the grant date, or (c) with respect to an incentive stock option in the case of an optionee owning, at the time the option was granted, more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary, the expiration of five years from the grant date. Options granted under the Plan are issued with exercise prices determined by the Board of Directors and vest over a 5-year period beginning on the date of the grant.

Options granted under the Plan contain both time-vesting and performance-vesting components. Time-vesting criteria states that 20% of shares vest after 2 years, 10% after 3 years, 10% after 4 years and 10% after 5 years. The performance-vesting is based on achievement of annual or cumulative EBITDA targets over 5 years. Compensation expense related to time-vesting shares is recognized on a straight-line basis over the requisite service period. Compensation expense related to performance-vesting shares is recognized over the requisite service period only if the performance condition is probable of being met. On April 1, 2014, the Company modified the performance conditions, which resulted in no incremental compensation cost during the year ended June 30, 2014 in accordance with ASC 718. The Company performed this analysis as of June 30, 2014 and determined that all performance conditions are probable of being met. This assessment will be updated at the end of each reporting period and the cumulative effect of any change in the probability estimate is to be recognized in the period of the change. If the performance conditions are not met and the probability of the cumulative performance conditions is not likely, any previously recognized compensation expense will be reversed.

As of June 30, 2014, 5,175,000 options were outstanding under the Plan with a weighted average exercise price of $5.37 per share. The Company has 825,000 options remaining available for grant under the Plan.

The following is a summary of stock option activity under the Plan for the year ended June 30, 2014:

	Number of Options	Weighted Average Exercise Price

Options outstanding, June 30, 2013	4,675,000	$5.30
Options granted	540,000	5.94
Options exercised	—
Options forfeited	(40,000)	5.25

Options outstanding, June 30, 2014	5,175,000	$5.37

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 7.	Stock-Based Compensation (Continued)

The fair value of each option grant during the years ended June 30, 2014 and 2013 is estimated on the date of grant using the Black-Scholes option pricing model (BSOPM) with the following average assumptions:

	2014	2013

Fair value of stock option grants	$1.90	$1.99
Risk-free interest rate	2.04%	1.03%
Expected term in years	6.4	6.4
Average expected volatility	27%	29%
Expected forfeitures	10%	10%
Expected dividends	None	None

The expected term represents the estimated average period of time that the options will remain outstanding. Since the Company does not have sufficient historical data on the exercise of stock options, the expected term is based on the “simplified” method that measures the expected term as the average of the vesting period and the contractual term. Expected volatility is based on the average historical volatility of the publicly traded stock of a peer group of companies. The risk-free interest rate is determined by reference to U.S. Treasury yields at or near the time of grant for time periods similar to the expected term of the award. The Company historically has not paid cash dividends.

Stock-based compensation expense for the years ended June 30, 2014 and 2013, based on the fair values of the stock option grants, was $1,655 and $1,537, respectively, and has been included within wages, compensation and benefits in the accompanying consolidated statements of income. The total income tax benefit recognized in the statement of income for stock-based compensation arrangements was $702 and $588 for the years ended June 30, 2014 and 2013, respectively. As of June 30, 2014, stock-based compensation not yet recognized in income totaled $4,273, which is expected to be recognized over a weighted-average period of 1.84 years.

The following table summarizes information about stock options outstanding and exercisable at June 30, 2014:

	Weighted-Average
Range of Exercise Prices	Number Outstanding	Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Number Outstanding	Weighted- Average Exercise Price

$5.25	4,445,000	7.3	$5.25	1,419,400	$5.25
$6.37	190,000	8.5	$6.37	22,800	$6.37
$5.94	540,000	9.5	$5.94	—	$—

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 8.	Income Taxes

The sources of income before income taxes are as follows for the years ended June 30, 2014 and 2013:

	2014	2013

Current	$8,981	$5,377
Deferred	385	(1,039)

Total	$9,366	$4,338

Federal	$6,337	$2,366
State	1,528	469
Foreign	1,501	1,503

Total	$9,366	$4,338

The provision for income taxes for the years ended June 30, 2014 and 2013 consists of the following:

	2014	2013

United States	$18,590	$2,696
International	5,758	6,030

Total	$24,348	$8,726

The provision for income taxes differs from the amount computed by applying the applicable statutory rates primarily due to the following:

	2014	2013

Expected tax expense at statutory rates	$8,522	$2,967
State taxes, net of federal benefit	993	310
Permanent differences	228	226
Foreign rate differential	(547)	(502)
Change in deferred tax rate	1,710	—
Impairment of goodwill	—	1,311
Transaction costs	(1,603)	—
Other	63	26

Provision for income taxes	$9,366	$4,338

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 8.	Income Taxes (Continued)

The tax effects of significant temporary differences which give rise to the Company’s deferred tax assets and liabilities are as follows as of June 30, 2014 and 2013:

	2014	2013
Deferred tax assets:
Trade receivables	$355	$345
Accrued expenses	1,132	700
Inventories	1,254	1,293
Stock-based compensation	1,680	978

	4,421	3,316

Deferred tax liabilities:
Prepaid expenses	(1,027)	(731)
Property and equipment	(3,208)	(3,270)
Intangible assets	(45,884)	(44,753)
Equity method investments	(911)	(786)

	(51,030)	(49,540)

Total net deferred tax liabilities	$(46,609)	$(46,224)

The deferred tax amounts mentioned above have been classified on the accompanying consolidated balance sheets as of June 30, 2014 and 2013, as follows:

	2014	2013

Current assets	$1,715	$1,600
Long-term liabilities	(48,324)	(47,824)

Total net deferred tax liabilities	$(46,609)	$(46,224)

The liability for gross unrecognized tax benefits at June 30, 2014 was zero. The Company recognizes interest and penalties accrued related to unrecognized tax benefits in interest expense in the consolidated statements of income. As of June 30, 2014 and 2013, no interest or penalties have been accrued. Based on information currently available, the Company does not anticipate any material change in the uncertain tax liability within the next twelve months.

Tax returns filed in previous years are subject to audit by various federal, state and international taxing authorities, and as a result of such audits, additional tax assessments may be proposed. As of June 30, 2014, in general, tax years after June 30, 2010 remain subject to audit.

The Company has not provided U.S. deferred taxes on cumulative earnings on non-U.S. affiliates that the Company considers to be reinvested indefinitely. It is not practicable to estimate the amount of U.S. income taxes that would be incurred in the event that the Company were to repatriate the cumulative earnings of non-U.S. affiliates. Deferred taxes will be provided for non-U.S. affiliates when the Company determines that such earnings are no longer indefinitely reinvested.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 9.	Related Party Transactions

The Company leases office and warehouse facilities from a shareholder, see “Leases” in Note 6.

During the years ended June 30, 2014 and 2013, in the normal course of business, the Company purchased $27,994 and $21,114, respectively, of inventories from affiliates included in cost of sales in the accompanying statements of income, and incurred other expenses of $292 and $410, respectively, from affiliates. As of June 30, 2014 and 2013, the Company has $22 and $61, respectively, in amounts due from affiliates included in other receivables on the accompanying consolidated balance sheets and $734 and $905, respectively, in amounts due to affiliates included in trade accounts payable on the accompanying consolidated balance sheets.

Note 10.	Financial Instruments

As of June 30, 2014 and 2013, financial instruments include cash and cash equivalents, receivables, accounts payable and the line of credit, and the carrying amounts approximate fair value due to the short maturities of these instruments and the variable interest rate on the line of credit.

Note 11.	Employee Benefit Plans

Retirement plans: The Company and its subsidiaries have a defined contribution 401(k) plan (the 401(k) Plan) that covers all employees with one year of service who elect to enter the 401(k) Plan. Employees may elect to contribute no less than 1% and up to a maximum of fifteen percent of their compensation. The Company contributes an amount equal to fifty percent of each employee’s contribution up to a maximum of two percent of the employee’s compensation. The Company’s contributions amounted to $1,010 and $998 for the years ended June 30, 2014 and 2013, respectively.

Captive insurance plan. The Company participates in the Affinity Insurance Ltd. (Affinity) captive to provide insurance coverage on workers’ compensation, automobile, and general liability claims. Premiums paid to Affinity for the years ended June 30, 2014 and 2013 were $1,353 and $1,213, respectively. As of June 30, 2014 and 2013, the Company has $1,694 and $1,046, respectively, included as prepaid insurance claims within other current assets in the accompanying consolidated balance sheets and $1,126 and $318, respectively, included as claims incurred but not reported within accrued expenses and other liabilities in the accompanying consolidated balance sheets.

Health & welfare plan. The Company had created a health & welfare (H&W) plan for employees whereby the Company and employees contribute funds to a Trust and any H&W claims (medical, dental, vision) by the employees, and their eligible dependents are paid out from that Trust. As of June 30, 2013, the Company had $1,635, of net assets in the Trust which is not consolidated in the accompanying consolidated financial statements. The Trust was terminated effective December 31, 2013.

Beginning January 2014, the Company provides a self-insured medical plan to all employees, with a stop loss per individual of $150,000. The Company estimates an accrual for incurred but not reported claims based on historical claims amounts and average lag time. As of June 30, 2014, the Company recorded $1,000 for incurred but not reported claims, which is included in accrued expenses and other liabilities on the accompanying consolidated balance sheets.

Short-term disability plan. The Company had created a short-term disability plan for non-exempt employees whereby the Company and employees contribute funds to a Trust and any short-term disability claims by the non-exempt employees, their eligible dependents and beneficiaries are paid out from that Trust. As of June 30, 2013, the Company had $36, of net assets in the Trust which is not consolidated in the accompanying consolidated financial statements. The Trust was terminated effective December 31, 2013, at which time the Company obtained a full coverage short-term disability plan.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 12.	Equity Method Investments

As of June 30, 2014 and 2013, the Company included $17,731 and $16,253, respectively, in equity method investments in the accompanying consolidated balance sheets related to the following investments the Company holds with various entities:

	2014		2013
Investee	Percentage of Ownership	Financial Information As of	Percentage of Ownership	Financial Information As of

Company A	40%	June 30	40%	June 30
Company B	45%	June 30	45%	June 30
Company C	50%	June 30	50%	June 30
Company D	50%	June 30	50%	June 30
Company E	5%	December 31	5%	December 31
Company F	25%	April 30	*	*
Company G	33%	June 30	33%	June 30
Company H	25%	May 31	25%	May 31
Company I	18%	June 30	**	**

*	Investment purchased on April 14, 2014.
**	Investment purchased on June 5, 2014.

On March 14, 2014, the Company made the decision to sell the investment in Company D. At June 30, 2014, the investment in Company D was being marketed for sale and is being classified as a current asset held for sale on the accompanying consolidated balance sheet. As of June 30, 2014, the Company has recorded $3,000 as an impairment to the carrying value of the equity method investment included in income from equity method investments on the accompanying consolidated statements of income. The impairment to the carrying value in the investment in Company D was recorded based on the Company’s estimated selling price of the investment less the estimated costs to sell the investment. The Company expects to complete a sale of the investment during the year ended June 30, 2015.

Subsequent to June 30, 2014, the Company entered into an agreement to purchase an additional 24% ownership interest in Company H for $4,128.

The carrying value of the Company’s investments exceeded its share of the underlying equity in the net assets of the investees by $5,029 as of June 30, 2014. The excess has been deemed related to goodwill of the investees and is not being amortized nor has the excess been impaired as of June 30, 2014.

Animal Health International, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

(dollars in thousands, except for share amounts)

Note 12.	Equity Method Investments (Continued)

The combined financial results of the Company’s equity method investments as of and for the twelve months ended as noted above are summarized as follows:

	2014	2013

Assets	$83,534	$64,816

Liabilities	37,830	34,706
Equity	45,704	30,110

Total liabilities and equity	$83,534	$64,816

Net sales	$186,024	$169,544
Cost of sales	150,351	135,830
Operating expenses	31,035	31,078
Other income (expense)	4,470	(965)
Provision (benefit) for income taxes	1,154	(106)

Net income	$7,954	$1,777